Exhibit 21.1

Subsidiaries and Equity Investments of the Registrant

Subsidiary	Jurisdiction of Organization

ARB, Inc.	California
ARB Chile, Ltda.	Chile
B Comm Constructors, LLC	Texas
Cardinal Contractors, Inc.	Florida
Comtrac Services, LLC	Delaware
Edison Power Constructors, Inc.	Arizona
Future Infrastructure Holdings, LLC	Delaware
Future Infrastructure, LLC	Texas
Future Telecom Purchaser, LLC	Delaware
James Construction Group, LLC	Texas
Juniper Rock Corporation	California
OnQuest, Inc.	California
OnQuest Canada, ULC (formerly Born Heaters Canada)	Alberta
OnQuest Heaters, Inc.	Delaware
PFMG Solar Tustin, LLC	Delaware
Pipe Jacking Trenchless, Inc.	California
Pipeworx, Ltd.	Alberta
PLH Group, Inc.	Delaware
Premier PV, LLC	Texas
Pride Utility Construction Co., LLC	Delaware
Primoris Canada ULC	British Columbia
Primoris Design & Construction, Inc.	Delaware
Primoris Distribution Services, Inc.	Texas
Primoris Electric, Inc.	California
Primoris Energy Services Corporation	Texas
Primoris Pipeline, Inc.	Texas
Primoris Power Line Services, Inc.	Texas
Primoris Renewable Energy, Inc.	Texas
Primoris T&D Services, LLC	Delaware
Q3 Contracting, Inc.	Minnesota
R.B. Hinkle Construction, Inc.	Virginia
Rockford Corporation	Oregon
Rockford Holdings Corporation	Delaware
Rockford Pipelines Canada, Inc.	Alberta
Saxon Construction, Inc.	Texas
Snelson Companies, Inc.	Washington
Talus Development, LLC	Arizona
TTRS, Inc.	California
Vadnais Trenchless Services, Inc.	California
Willbros Group, Inc.	Delaware

With the exception of Primoris Energy Services Corporation, Primoris Renewables Energy, Inc., and OnQuest Canada, ULC, the subsidiaries do not conduct business under any names other than those set forth above.